                                 FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT ("Amendment") is made and entered into as of this first day of October, 2001, by and among STONEPATH LOGISTICS, INC., a Delaware corporation (the "Purchaser"), STONEPATH GROUP, INC., a Delaware corporation and the parent corporation of the Purchaser ("Stonepath"), M.G.R., INC., a Minnesota corporation, d/b/a AIR PLUS LIMITED ("MGR"), DISTRIBUTION SERVICES, INC., a Minnesota corporation ("DSI"), CONTRACT AIR, INC., a Minnesota corporation ("Contract Air") and the shareholders of MGR as set forth on Exhibit A to the Stock Purchase Agreement (defined below) (the "MGR Shareholders"), the sole shareholder of DSI as set forth on Exhibit A to the Stock Purchase Agreement (defined below) (the "DSI Shareholder"), the shareholders of Contract Air as set forth on Exhibit A to the Stock Purchase Agreement (defined below) (the "Contract Air Shareholders"), and GARY A. KOCH, an individual and resident of the State of Minnesota (the "Shareholders' Agent").

         For purposes of this Amendment, (x) MGR, DSI and Contract Air may be collectively referred to herein as the "Companies," or individually, as a "Company," (y) the MGR Shareholders, the DSI Shareholder and the Contract Air Shareholders may be collectively referred to herein as the "Shareholders," or individually as a "Shareholder," and (z) each of the Purchaser, Stonepath, the Shareholders, the Companies and the Shareholders' Agent may be collectively referred to herein as the "Parties" and referred to individually as a "Party."

         For the further purposes of this Amendment, (x) MGR, DSI and Contract Air join as Parties to this Amendment for the sole purpose of (A) making the covenants for the Pre-Closing Period set forth in Article 5 hereof, and (B) indemnification of the Purchaser with respect to all matters under this Amendment and the Ancillary Documents pending the Closing which arise prior to or on the Closing Date, and (y) Stonepath joins as a Party to this Amendment for the sole purposes of guaranteeing each and all of the obligations of the Purchaser under this Amendment and the Ancillary Documents pursuant to the guaranty set forth as Exhibit B to the Stock Purchase Agreement (defined below) (the "Guaranty") and, in furtherance of the foregoing, making certain representations and covenants as set forth herein.

                                    RECITALS
                                    --------

         A. On August 30, 2001 the Purchaser, Stonepath, the Companies, the Shareholders and the Shareholders' Agent entered into that certain Stock Purchase Agreement of even date for the purchase of the Shareholders' shares in the Companies (the "Stock Purchase Agreement").

         B. The Parties to the Stock Purchase Agreement desire to amend the Stock Purchase Agreement in the manner set forth hereinafter in conformity with
Section 13.8 of the Stock Purchase Agreement.

                                    AGREEMENT
                                    ---------

         In consideration of the foregoing Recitals and the mutual promises contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

          1.       Section 2.2(a)(i), Amendment of Earn-Out Provision.
Section 2.2(a)(i) of the Stock Purchase Agreement shall be amended to add the following at the end of the paragraph in Section 2.2(a)(i) as follows:

                   "Notwithstanding any contrary provision of this Agreement, the Parties acknowledge and agree that the Purchaser and Stonepath have requested that the Companies not request consents that might be required to transfer certain lease rights set forth in Schedule 3.4 to this Agreement in connection with the Closing of the Stock Purchase Agreement; in the event that there are any adverse financial consequences arising from, in connection with or incident to not obtaining such consents (e.g., any adverse financial effect which causes the Companies to incur increased costs and expenses, including depreciation and amortization costs arising from capital investment), such additional costs and expenses shall be added back to combined net income before Taxes of the Companies for purposes of computing the Earn-Out."

          2.       Section 2.2(a)(vi), Gary A. Koch Employment Agreement.
Section 2.2(a)(vi) of the Stock Purchase Agreement shall be and is hereby deleted in its entirety and the following shall be added in its place:

                   "(vi) Gary A. Koch ("Koch") is anticipated to be employed by MGR after the Closing pursuant to the executive employment agreement described in Section 5.28 and set forth as Exhibit G of this Agreement."

          3. Section 2.4(b)(ii), Escrow. Section 2.4(b)(ii) of the Stock Purchase Agreement shall be and is hereby samended to read as follows:

                   "(ii) deposit the estimated amount of the Loss or Losses asserted by the Purchaser to be subject to offset and/or recoupment with the Escrow Agent under the escrow agreement substantially in the form attached hereto as Exhibit I (which may be revised for comments of the Escrow Agent) to this Agreement (the "Escrow Agreement")."

          4. Section 2.6(b), Documents to be Delivered by the Shareholders. Section 2.6(b) of the Stock Purchase Agreement shall be and hereby is amended as follows:

                   (a) Section 2.6(b)(viii) shall be and hereby is deleted in its entirety.

                   (b) Section 2.6(b)(ix) shall be and hereby is deleted in its entirety.

          5. Section 5.10, Consents. The last clause of Section 5.10 of the Stock Purchase Agreement shall be deleted in its entirety and the following shall be added in its place:

                   ", except for the consents and approvals listed on Schedule
          3.4 hereto."

          6.       Section 5.21, Landlord/Lessor Estoppel Certificates. Section
5.21 of the Stock Purchase Agreement shall be and hereby is deleted in its entirety.

          7. Section 5.31, Year 2000 and Prior Years S Corporation Distributions. Section 5.31 of the Stock Purchase Agreement shall be and hereby is deleted, and inserted in its place shall be the following:

                   "5.31 Year 2000 and Prior Years S Corporation Distributions. Stonepath and the Purchaser consent to and agree, notwithstanding any contrary provision of this Agreement or any Ancillary Document, that during the period commencing January 1, 2001 through the Closing Date, the Companies may declare dividends and authorize the payment of and pay (by cash, note or other consideration) dividend distributions (or cause such action) from the Companies for any calendar year prior to the calendar year 2001, in an aggregate amount not to exceed $998,769."

          8. Section 6.2, Consents and Approvals. A new clause shall be added to the second clause of Section 6.2 of the Stock Purchase Agreement immediately following the words "(including each and every Governmental Body)" as follows:

                   ", except those set forth in Schedule 3.4 of this Agreement,"

          9. Exhibit G, Executive Employment Agreement. Exhibit G to the Stock Purchase Agreement is hereby amended at Section 7.16 to delete the existing provision and to insert in its place:

                   "7.16 Earn-Out. Nothing in this Agreement shall affect Executive's right to Earn-Out payments under the Stock Purchase Agreement."

          10. Section 11.10, Management Incentive Program. Section 11.10 of the Stock Purchase Agreement shall be and hereby is deleted in its entirety, and the following shall be added in its place:

                   "11.10. Management Incentive Program. Stonepath shall work with Shareholders' Agent to establish or shall cause the Companies to establish, by no later than April 1, 2002, a management incentive program (the "Management Incentive Program") in a form to be mutually agreed upon by Stonepath and Shareholders' Agent providing, among other things, incentive compensation for those individuals mutually identified by Stonepath and Shareholders' Agent as key employees. The Management Incentive Program shall be management-by-objective based with an opportunity to earn up to fifty percent (50%) of such employee's salary (the "Incentive") based on the following increments and conditions: (i) thirty-three percent (33%) of the Incentive in the event that the Companies in the aggregate achieve the annual financial performance criteria established within mutually agreeable annual business plans, (ii) thirty-three percent (33%) of the Incentive in the event specific business units achieve mutually agreeable annual financial performance criteria to be established within the annual business plans, and (iii) thirty-four percent (34%) of the Incentive in the event that individual annual objectives established by a participant's immediate supervisor (and approved by Koch) are achieved. Any amounts accrued or paid to participants pursuant to the Management Incentive Program (or any similar plan established on or after the Closing Date, other than bonuses paid to employees consistent with past practices of the Companies prior to the Closing Date), other than participants who are Shareholders, shall not be chargeable against the earnings of the Companies for purposes of the calculation of the Earn-Out. Following the Earn-Out Period, the Management Incentive Program may be modified or terminated by Stonepath without the consent or concurrence of Shareholders' Agent."

          11. Section 2.6(c)(xii), Documents to be delivered by the Purchaser. Section 2.6(c)(xii) of the Stock Purchase Agreement shall be and hereby is deleted in its entirety.

          12. Section 8.7, Management Incentive Program. Section 8.7 of the Stock Purchase Agreement shall be and hereby is deleted in its entirety.

          13. Article 1, Definition of GAAP. A new clause shall be added at the end of the definition of "GAAP" contained within Article I of the Stock Purchase Agreement:

                   "; provided that for purposes of preparing the Audited Financial Statements, the Closing Balance Sheet and the Earn-Out Financial Statements, the GAAP to be applied shall be that used in preparing the audited financial statements of the Companies for the year ended December 31, 2000."

          14. Section 2.5(c), Closing Balance Sheet. Section 2.5(c) of the Stock Purchase Agreement shall be amended by deleting from the first sentence thereof following parenthetical clause:

                   "(including any change in accounting methods or principles disclosed in any Schedule or Supplement)".

          15. Section 5.25, Audited Financial Statements. Section 5.25 of the Stock Purchase Agreement shall be and hereby is amended by deleting the fourth sentence thereof in its entirety.

          16. Supplemental Schedules. The Parties hereby acknowledge that additional information and documentation has been received by the Companies and provided to the Purchaser and Stonepath regarding the matter referred to in Item 3.13(o) of the Schedules, including a copy of that certain letter received by the Companies from Kmart Corporation dated September 28, 2001 (the "Kmart Disclosure"). The Parties hereby acknowledge and agree that the Kmart Disclosure shall, for all purposes, be deemed to be and shall be a Supplement to and shall be fully incorporated by this reference in the Supplemental Schedules delivered by the Companies to the Purchaser and Stonepath on September 28, 2001. Stonepath and the Purchaser hereby waive any claim they may have that the Kmart Disclosure was not properly delivered in accordance with the procedures set forth in
Section 13.21 of the Stock Purchase Agreement, including any claim that the Kmart Disclosure was not delivered in writing at least five (5) business days prior to the Closing Date in accordance with Section 13.21(a) and Section 13.5.

          17. Effect on Stock Purchase Agreement. The foregoing amending provisions are the sole and exclusive amendments to the Stock Purchase Agreement by the Parties pursuant to this Amendment. No other provisions of the Stock Purchase Agreement shall be affected, unless the other such provision is dependent upon or assumes the existence of the deleted or amended provisions of this Amendment. Other than the foregoing, all other provisions of the Stock Purchase Agreement shall remain unchanged.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by duly authorized representations as of the day, month and year first above written.

SHAREHOLDERS:                                        PURCHASER:

                                                     STONEPATH LOGISTICS, INC.

_____________________________________
Gary A. Koch, Trustee of Gary A. Koch
Revocable Trust dated August 11, 1997                By_________________________
                                                           Its:_________________

_____________________________________
Robert C. Carlson                                    STONEPATH:

                                                     STONEPATH GROUP, INC.
_____________________________________
Jack Duffey
                                                     By_________________________
                                                           Its:_________________
_____________________________________
R. G. Heydt
                                                     COMPANIES:

_____________________________________                M.G.R., INC.
David C. Koch

                                                     By_________________________
_____________________________________                      Its:_________________
James Such

                                                     DISTRIBUTION SERVICES, INC.

SHAREHOLDERS' AGENT:
                                                     By_________________________
                                                           Its:_________________
_____________________________________
Gary A. Koch
                                                     CONTRACT AIR, INC.


                                                     By_________________________
                                                           Its:_________________



                       [SIGNATURE PAGE TO FIRST AMENDMENT
                          TO STOCK PURCHASE AGREEMENT]